Exhibit 5.1

[Letterhead of Sheppard, Mullin, Richter & Hampton LLP]

May 19, 2005

P-Com, Inc.
3175 S. Winchester Blvd.
Campbell, CA 95008

Re:  Registration Statement on Form S-2

Ladies and Gentlemen:

We have acted as counsel to P-Com, Inc., a Delaware corporation (the "Company"), in connection with the filing of a registration statement on Form S-2 (the "Registration Statement") under the Securities Act of 1933, as amended, covering the offering and sale of an aggregate of up to 8,892,571 shares (the "Shares") of the Company's common stock, par value $0.0001 per share ("Common Stock"), all of which may be sold from time to time by the selling stockholders named therein (the "Selling Stockholders"). The Shares are not currently outstanding. The Shares may be issued to the Selling Stockholders from time to time either upon the exercise of warrants or as payment of principal and interest due under the Company's outstanding promissory notes.

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-2 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, we have reviewed the Registration Statement, the Company's charter documents, resolutions adopted by the board of directors of the Company and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We also have obtained from the officers of the Company certificates as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates without independent investigation.

Based on the foregoing review, and in reliance thereon, we are of the opinion that the Shares, when properly issued and paid for in accordance with the applicable controlling instruments, will be duly authorized, validly issued, fully paid and non-assessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and the naming of our firm in the "Legal Matters" portion of the prospectus that is part of the Registration Statement.

We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported decisions of the Delaware courts interpreting these laws.

P-Com, Inc.
May 19, 2005

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

Respectfully submitted,

/s/ Sheppard, Mullin, Richter & Hampton LLP